As filed with the Securities and Exchange Commission on November 12, 2025

Registration No. ______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Scinai Immunotherapeutics Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Scinai Immunotherapeutics Ltd.

Jerusalem BioPark, 2nd Floor

Hadassah Ein Kerem Campus

Jerusalem, Israel

Tel: +972-8-930-2529

Fax: +972-8-930-2531

(Address of Principal Executive Offices)

The 2018 Israeli Share Option Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

(Name and address of agent for service)

+1 (302) 738-6680

(Telephone number, including area code, of agent for service)

Copies to:

Perry Wildes, Adv.

Ephraim Friedman, Adv.

Goldfarb Gross Seligman & Co.

One Azrieli Center

Tel Aviv 6701101, Israel

+972 (3) 607-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an additional 4,000,000,000 ordinary shares, no par value, deposited as American Depositary Shares represented by American Depositary Receipts, of Scinai Immunotherapeutics Ltd. (the “Company”), which may be issued under the Company’s 2018 Israeli Share Option Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the Introductory Note to Part I of Form S-8.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) Scinai Immunotherapeutics Ltd., a company organized under the laws of Israel (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

a.	the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Commission on May 7, 2025;

b.	the Company’s reports on Form 6-K furnished to the Commission on March 4, 2025, March 5, 2025, March 24, 2025, March 27, 2025, June 2, 2025, June 5, 2025), June 12, 2025, September 2, 2025, September 11, 2025, September 22, 2025 and October 6, 2025 (in each case only to the extent provided in such Form 6-K); and

(c)	the description of the Company’s American Depositary Shares, each representing four thousand (4,000) ordinary shares, no par value, included in the registration statement on Form 8-A filed on April 20, 2015 (File No. 001-37353) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents or reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and to the extent designated therein, certain reports on Form 6-K, furnished by the Company, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.

As permitted under the Israeli Companies Law, our amended and restated articles of association provide that we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding, (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent, or (iii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment of which the office holder was convicted of an offense that does not require proof of criminal intent;

●	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

●	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the company.

As permitted under the Israeli Companies Law, our amended and restated articles of association provide that we may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under the Israeli securities laws if applicable, and payments made to injured persons under specific circumstances thereunder; and

●	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the company.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. The Company has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder up to to the fullest extent permitted by the Israeli Companies Law.

In addition, we have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement. In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, however, is against public policy and therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

See Exhibit Index following the signature page.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Association (incorporated by reference to Exhibit 1.1 of the Annual Report on Form 20-F filed by the Registrant with the Securities and Exchange Commission on May 7, 2025).

5.1*	Opinion of Goldfarb Gross Seligman & Co.

23.1*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).

23.2*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited.

23.3*	Consent of Kost Forer Gabbay and Kasirer, Certified Public Accountant (Isr.), a member of Ernst & Young Global.

24.1*	Power of Attorney (included on signature page).

99.2	The 2018 Israeli Share Option Plan (incorporated by reference to Exhibit 4.2 of the Annual Report on Form 20-F filed by the Registrant with the Securities and Exchange Commission on June 12, 2020).

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel, on this 12th day of November, 2025.

Scinai Immunotherapeutics Ltd.

By:	/s/ Amir Reichman
Amir Reichman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Amir Reichman and Uri Ben Or, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all future amendments (including post-effective amendments) to the registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Mark Germain	Chairman of the Board of Directors	November 12, 2025
Mark Germain

/s/ Amir Reichman	Chief Executive Officer and Director	November 12, 2025
Amir Reichman

/s/ Uri Ben Or	Chief Financial Officer	November 12, 2025
Uri Ben Or

/s/ Avner Rotman	Director	November 12, 2025
Avner Rotman

/s/ Yael Margolin	Director	November 12, 2025
Yael Margolin

/s/ Morris Laster	Director	November 12, 2025
Morris Laster

/s/ Jay Green	Director	November 12, 2025
Jay Green

/s/ Adi Raviv	Director	November 12, 2025
Adi Raviv

/s/ Samuel Moed	Director	November 12, 2025
Samuel Moed

Puglisi & Associates Authorized U.S. Representative

By:	/s/ Donald Puglisi
Name:	Donald Puglisi
Title:	Managing Director

November 12, 2025